EXHIBIT 99.1

N E W S  R E L E A S E

FOR IMMEDIATE RELEASE

Contacts:

Phone: 770-419-3355
CryoLife D. Ashley Lee Executive Vice President, Chief Financial Officer and Chief Operating Officer Phone: 770-419-3355	The Ruth Group Nick Laudico / Zack Kubow 646-536-7030 / 7020 nlaudico@theruthgroup.com zkubow@theruthgroup.com

CryoLife Second Quarter 2014 Revenues Increase 3 Percent to a Record

$34.7 Million

Second Quarter and Recent Highlights:

•	Appointed Pat Mackin as President and Chief Executive Officer effective September 2, 2014
•	Product revenues grew 12 percent year-over-year to $20.4 million
•	BioGlue® revenues grew 14 percent year-over-year to $15.3 million
•	PerClot® revenues grew 22 percent year-over-year to $1.1 million
•	HeRO® Graft revenues grew 20 percent year-over-year to $1.7 million
•	Tissue processing revenues decreased 6 percent year-over-year to $14.3 million

ATLANTA, GA – (July 24, 2014) – CryoLife, Inc. (NYSE: CRY),  a leading medical device and tissue processing company focused on cardiac and vascular surgery, announced today its results for the second quarter and first six months of 2014.  Revenues for the second quarter of 2014 increased 3 percent to a second quarter record of $34.7 million compared to $33.5 million for the second quarter of 2013.  Revenues for the first six months of 2014 increased 2 percent to a record $70.4 million compared to $69.1 million for the first six months of 2013.

Steven G. Anderson, president and chief executive officer, said, “During the second quarter we drove growth in several key products, including BioGlue, PerClot and the HeRO Graft.  In September, we will welcome Pat Mackin as our new president and chief executive officer.  Pat is joining at an exciting time for the Company, as we anticipate the launch of PerClot Topical in September and the initiation of our PerClot IDE clinical trial by the end of the third quarter.  We are also focused on our ongoing expansion in the Asia Pacific region and the addition of the ProCol® product to our portfolio.  We remain very enthusiastic about the long-term growth potential of our business.”

Net income for the second quarter of 2014 was $2.2 million, or $0.08 per basic and fully diluted common share, compared to net income of $1.8 million, or $0.06 per basic and per fully diluted common share, for the second quarter of 2013.  Net income for the second quarter of 2014 benefitted from the reversal of $748,000 in uncertain tax liabilities.

Net income for the first six months of 2014 was $3.2 million, or $0.12 per basic and $0.11 per fully diluted common share, compared to net income of $4.0 million, or $0.14 per basic and fully diluted common share, for the first six months of 2013.  Net income for the first six months of 2014 benefitted from the reversal of $748,000 in uncertain tax liabilities.

Product revenues were $20.4 million for the second quarter of 2014, up 12 percent from $18.2 million in the second quarter of 2013.  Product revenues were $39.8 million for the first six months of 2014, up 5 percent from $38.0 million in the first six months of 2013.

Surgical sealant and hemostat revenues, which consisted primarily of sales of BioGlue and PerClot, were $16.5 million for the second quarter of 2014 compared to $14.5 million for the second quarter of 2013, an increase of 14 percent.  Surgical sealant and hemostat revenues were $32.7 million for the first six months of 2014 compared to $30.8 million for the first six months of 2013, an increase of 6 percent.  The increase in surgical sealant and hemostat revenues for the second quarter and first six months of 2014 was due to an increase in BioGlue shipments into both domestic and international markets, an increase in average sales prices in domestic markets, and an increase in PerClot revenues.

HeRO Graft revenues were $1.7 million for the second quarter of 2014 compared to $1.4 million in the second quarter of 2013, an increase of 20 percent.  HeRO Graft revenues were $3.3 million for the first six months of 2014 compared to $2.7 million for the first six months of 2013.

Revascularization technologies revenues were $2.1 million for the second quarter of 2014 compared to $2.3 million for the second quarter of 2013.  Revascularization technologies revenues were $3.8 million for the first six months of 2014 compared to $4.5 million for the first six months of 2013.  The decrease in revascularization technologies revenues for the second quarter and first six months of 2014 was primarily due to a decrease in handpiece shipments.

Preservation services revenues were $14.3 million for the second quarter of 2014 compared to $15.3 million for the second quarter of 2013.  Cardiac preservation service revenues in the second quarter of 2014 decreased 5 percent compared to the second quarter of 2013 due to a decrease in unit shipments of cardiac grafts, partially offset by an increase in average service fees.  Vascular preservation services revenues decreased 7 percent for the second quarter of 2014 compared to the second quarter of 2013 due to a decrease in unit shipments of vascular grafts, partially offset by an increase in average service fees.

Preservation services revenues were $30.6 million for the first six months of 2014 compared to $31.0 million for the first six months of 2013.  Cardiac preservation service revenues in the first six months of 2014 increased 1 percent compared to the first six months of 2013 due to an increase in average service fees, partially offset by a decrease in unit shipments of cardiac grafts.  Vascular preservation services revenues decreased 3 percent for the first six months of 2014 compared to the first six months of 2013 due to a decrease in unit shipments of vascular grafts, partially offset by an increase in average service fees.

Total gross margins were 65 percent in the second quarter of 2014 compared to 64 percent in the second quarter of 2013.  Product gross margins were 80 percent for the second quarters of 2014 and 2013.  Preservation services gross margins were 43 percent and 46 percent in the second quarters of 2014 and 2013, respectively.

Total gross margins were 64 percent in the first six months of 2014 compared to 65 percent in the first six months of 2013.  Product gross margins were 80 percent and 81 percent for the first six months of 2014 and 2013, respectively.  Preservation services gross margins were 42 percent in the first six months of 2014 compared to 45 percent in the first six months of 2013.

General, administrative, and marketing expenses for the second quarters of 2014 and 2013 were $18.0 million and $16.9 million, respectively.  General, administrative, and marketing expenses for the first six months of 2014 and 2013 were $36.2 million and $34.9 million, respectively.

Research and development expenses were $2.2 million and $1.7 million for the second quarters of 2014 and 2013, respectively.  Research and development expenses were $4.7 million and $3.7 million for the first six months of 2014 and 2013, respectively.  Research and development spending in 2014 was focused on PerClot, tissue processing, and BioGlue and BioFoam®.

During the second quarter of 2014, the Company purchased 227,000 shares of the Company’s common stock under the repurchase program at an average price of $8.83 per share, resulting in aggregate purchases of $2.0 million.

As of June 30, 2014, the Company had $36.8 million in cash, cash equivalents, and restricted cash and securities, compared to $43.0 million at December 31, 2013.  Of this $36.8 million in cash, cash equivalents, and restricted cash and securities, $6.0 million was designated as restricted cash and securities, primarily due to a financial covenant requirement under the Company’s credit agreement.  The Company’s net cash flows provided by operations were $2.9 million for the second quarter of 2014 compared to $5.2 million for the second quarter of 2013.  The Company’s net cash flows provided by operations were $829,000 for the first six months of 2014 compared to $4.0 million for the first six months of 2013.

The Company’s 2014 financial guidance has been revised and is summarized below.

2014 Financial Guidance Summary
	Previous	Current
Total revenues	$146 million - $150 million 4% - 7% growth	$144 million - $146 million 2% - 4% growth
Product revenues	Mid to high single-digit % growth	Same
Tissue processing revenues	Low single-digit % growth	Flat
R&D expenses	$11.0 million - $12.0 million	Same

Earnings per share	$0.17 - $0.20, including litigation	Same
Income tax rate	Mid-30% range	Approximately 30%

The Company’s earnings per share guidance includes estimated expenses related to the previously disclosed declaratory judgment action filed by the Company against C.R. Bard, Inc. and certain of its subsidiaries.  Earnings per share guidance does not include expenses related to future business development activities and the effect of share repurchases, which cannot currently be estimated.

The Company’s financial guidance for the full year of fiscal 2014 is subject to the risks described below in the last paragraph of this press release, prior to the financial tables.

Webcast and Conference Call Information

The Company will hold a teleconference call and live webcast today at 10:00 a.m. Eastern Time to discuss the results followed by a question and answer session hosted by Mr. Anderson.

To listen to the live teleconference, please dial 201-689-8261 a few minutes prior to 10:00 a.m.  A replay of the teleconference will be available July 24 through July 31 and can be accessed by calling (toll free) 877-660-6853 or 201-612-7415.  The conference number for the replay is 13586553.

The live webcast and replay can be accessed by going to the Investor Relations section of the CryoLife Web site at www.cryolife.com and selecting the heading Webcasts & Presentations.

About CryoLife

CryoLife, Inc. is a leader in medical device manufacturing and distribution and in the processing and distribution of implantable living human tissues for use in cardiac and vascular surgeries.  It operates throughout the U.S. and internationally.  CryoLife manufactures and distributes BioGlue® Surgical Adhesive, an FDA-approved adjunct to sutures and staples for use in adult patients in open surgical repair of large vessels.  BioGlue is also CE marked in Europe for use in soft tissue repair and has received additional marketing approvals in several other countries throughout the world.  CryoLife’s BioFoam® Surgical Matrix is CE marked in Europe for use as an adjunct in the sealing of abdominal parenchymal tissues (liver and spleen) when cessation of bleeding by ligature or other conventional methods is ineffective or impractical.  CryoLife distributes PerClot®, a powdered hemostat, in Europe and other select international countries.  CryoLife has received FDA 510(k) clearance for a topical version of PerClot and is conducting a pivotal clinical trial in the U.S. for potential FDA approval of the surgical version of PerClot.  CryoLife, through its subsidiary Cardiogenesis Corporation, specializes in the treatment of coronary artery disease for severe angina using a laser console system and single-use, fiber-optic handpieces to perform a surgical procedure known as Transmyocardial

Revascularization (TMR).  CryoLife and its subsidiary Hemosphere, Inc. market the HeRO® Graft, which is a solution for end-stage renal disease in certain hemodialysis patients.  CryoLife’s CryoValve® SG pulmonary heart valve, processed using CryoLife’s proprietary SynerGraft® technology, has FDA 510(k) clearance for the replacement of diseased, damaged, malformed, or malfunctioning native or prosthetic pulmonary valves.  CryoLife’s CryoPatch® SG pulmonary cardiac patch has FDA 510(k) clearance for the repair or reconstruction of the right ventricular outflow tract (RVOT), which is a surgery commonly performed in children with congenital heart defects.

Statements made in this press release and during the accompanying earnings webcast that look forward in time or that express management’s beliefs, expectations, or hopes are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements reflect the views of management at the time such statements are made and are subject to a number of risks, uncertainties, estimates, and assumptions that may cause actual results to differ materially from current expectations.  These statements include those regarding: our anticipated performance, generally; our business’s long-term growth potential; the anticipated timing of our new president and chief executive officer’s commencement of employment; timing, plans, and expectations related to the manufacture, commercialization, and distribution of PerClot Topical in the U.S.; our expectations regarding the timing of the clinical testing for, and pre-market approval and commercialization of, the surgical version of PerClot; our expectations regarding 2015 worldwide sales and gross margins of the surgical version of PerClot and PerClot Topical; estimates regarding the U.S. and European hemostatic market size; our expectations regarding growth in the Asia-Pacific region; the potential growth opportunities for HeRO Graft; and our anticipated financial performance and expected effective income tax rate for fiscal 2014.  The risks and uncertainties affecting these statements include that: the success of efforts related to any of our product lines and tissues is subject to many significant risks and factors beyond our control, including general economic conditions, physician and patient acceptance of our products, our potential inability to maintain reimbursement approvals and maintain and expand reimbursement rates, and regulatory approvals; competing products may be introduced into the market that may materially affect sales growth for our products; our anticipated performance for fiscal 2014 is subject to the general risks associated with our business, which, in addition to those discussed above, include that we are significantly dependent on our revenues from BioGlue and are subject to a variety of risks affecting this product, including the risk that BioGlue may be the subject of adverse developments with regard to its safety, efficacy, or reimbursement practices; competitors have obtained FDA approval for indications in which BioGlue has been used off-label and for which we cannot market BioGlue; we may not receive expanded approvals for BioGlue in Japan or approval in China in the timeframe anticipated or not at all, which would materially adversely affect our ability to realize our marketing strategies to grow revenues in the Asia-Pacific region and overall; we have taken certain corrective actions (including imposing a voluntary and temporary restriction, which has since been lifted, on the distribution of certain cardiac and vascular tissues while we performed a review of our internal training programs) and have proposed to the FDA other corrective actions in response to Forms 483 and a Warning Letter received from the FDA related to the manufacture of medical devices and our processing, preservation, and distribution of human tissue; however, the FDA may determine that our corrective actions have not adequately addressed the issues raised in the Forms 483 or Warning Letter; if we have failed to adequately address the concerns raised by the FDA, we could be subject to additional regulatory action by the FDA, including recalls, injunctions, or legal action, and further actions required to be taken in response to such inspections could adversely affect the availability of our products and tissues and our cost structure; the FDA has indicated that it is considering regulating our CryoValve SG pulmonary valve tissue as a class III medical device, which could ultimately negatively impact revenues from and the profitability of those tissues; there is no guarantee that we will complete our PerClot Topical commercialization and distribution efforts in accordance with our expected timeframes; even if we complete such commercialization and distribution efforts timely, we may be unsuccessful in our efforts to sell PerClot Topical in the U.S. or for specific markets or indications; there is also no guarantee that the FDA will approve the surgical version of PerClot for distribution in the U.S. in accordance with our expected timeframe, or at all; clinical trials are subject to a number of risks, including unanticipated reactions or results, delays, and cost overages, and we may ultimately be unsuccessful in our clinical trials and/or may be unable to obtain FDA approval to market the surgical version of PerClot in the U.S.; there is no guarantee that we will be able to attain the levels of revenue and margin that we anticipate for the surgical version of PerClot and/or PerClot Topical; the estimated U.S. and European topical and total hemostatic markets may ultimately be smaller and/or more difficult, time-consuming, and/or expensive to penetrate than the Company anticipates; our declaratory judgment action against C.R. Bard, Inc. will be expensive, and it may continue for longer and be costlier than we anticipate; although we have included in our 2014 guidance our best estimates regarding the amount of legal costs we will incur in connection with this action during 2014, legal costs and the timing of their incurrence are difficult to predict with any degree of certainty, we may incur costs associated with the action earlier or later than we anticipate, and there is no guarantee that we will ultimately prevail; if we do not prevail in such action, or if C.R. Bard obtains an injunction, we may be prohibited from selling any version of PerClot in the U.S., or we may have to pay substantial royalties or damages when we sell PerClot in the U.S.; our ability to fully realize our investment in our agreements with Starch Medical, Inc. is dependent on our ability to sell PerClot in the U.S. at a reasonable rate of return, which may be materially negatively impacted by any royalty that we might be required to pay; we will not fully realize the potential benefits of our ProCol distribution agreement with Hancock Jaffe Laboratories, Inc. if Hancock Jaffe fails to obtain FDA approval of its PMA Supplement associated with its new manufacturing facilities; Hancock Jaffe may experience delays and/or difficulties in obtaining the FDA approval, or events could transpire that prevent Hancock Jaffe from making the manufacturing facilities operational at all; we may experience currently unforeseen difficulties related to our ability to successfully market and distribute ProCol; our beliefs regarding the market opportunity for ProCol may be incorrect, and even if correct, there is no guarantee that we will successfully grow ProCol sales or fully realize the potential benefits of any clinical advantages of the product; our controlled European launch of, and increased sales efforts in the U.S. with respect to, the HeRO device may not be successful; integration efforts with respect to newly acquired products may be more costly and take longer than expected; we may receive impaired materials or supplies that do not meet our standards; the recall of materials or supplies by our vendors or suppliers or our inability to obtain materials and supplies could have a material, adverse effect on our business; we continue to evaluate expansion through acquisitions, licenses, investments, and other distribution arrangements in other companies or technologies, which contain significant risks; our sales are affected by challenging domestic and international economic conditions and their constraining effect on hospital budgets; demand for our products and tissues could decrease in the future, which could have a material, adverse effect on our business; healthcare policy changes may have a material, adverse effect on our business; key growth strategies may not generate the benefits we anticipate; we may not be successful in obtaining necessary clinical results and regulatory approvals for services and products in development; our new services and products may not achieve market acceptance; uncertainties related to patents and protection of proprietary technology may adversely affect the value of our intellectual property or may result in our payment of significant monetary damages and/or royalty payments, negatively affecting our ability to sell current or future products, or prohibiting us from enforcing our patent and other proprietary technology rights against others; intense competition may affect our ability to operate profitably; we are dependent on the availability of sufficient quantities of tissue from human donors; consolidation in the healthcare industry could continue to result in demands for price concessions, limits on the use of our products and tissues, and limitations on our ability to sell to certain of our significant market segments; the success of many of our products and tissues depends upon strong relationships with physicians; our existing insurance policies may not be sufficient, and we may be unable to obtain insurance in the future; our credit facility, which expires in October 2014, limits our ability to pursue significant acquisitions and increase our cash dividend, and also may limit our ability to borrow;

continued fluctuation of foreign currencies relative to the U.S. dollar could materially, adversely affect our business; rapid technological change could cause our products and services to become obsolete; we are dependent on key personnel and will soon be transitioning to a new CEO; our expectations regarding earnings per share for 2014 include anticipated 2014 expenses for research and development; if research and development expenses are higher than expected, our actual 2014 earnings per share would be lower than projected; to the extent that we engage in significant litigation or acquisition activities (including the declaratory judgment action against C.R. Bard) and/or if our litigation expenses associated with the action against C.R. Bard exceed the amount currently included in our guidance projections, our 2014 expenses and earnings per share could be significantly negatively affected; share repurchases are affected by the trading price of our common stock, and we typically purchase more shares when the stock price decreases than we would at higher prices, subject to availability of cash and competing uses for our cash; as a result, changes in the stock price may affect share repurchases, ultimately affecting shares outstanding and our earnings per share calculation.  These risks and uncertainties include the risk factors detailed in our Securities and Exchange Commission filings, including our Form 10-K for the year ended December 31, 2013 and our subsequent filings with the SEC. CryoLife does not undertake to update its forward-looking statements.

For additional information about the company, visit CryoLife’s website:

http://www.cryolife.com.

CRYOLIFE, INC. AND SUBSIDIARIES

Financial Highlights

(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
	(Unaudited)		(Unaudited)
Revenues:
Products	$20,350	$18,195	$39,805	$37,991
Preservation services	14,340	15,317	30,616	30,994
Other	--	8	--	71
Total revenues	34,690	33,520	70,421	69,056

Cost of products and preservation services:
Products	4,131	3,721	7,932	7,186
Preservation services	8,175	8,320	17,632	17,115
Total cost of products and
preservation services	12,306	12,041	25,564	24,301

Gross margin	22,384	21,479	44,857	44,755

Operating expenses:
General, administrative, and marketing	17,959	16,932	36,234	34,909
Research and development	2,203	1,736	4,705	3,724
Total operating expenses	20,162	18,668	40,939	38,633

Operating income	2,222	2,811	3,918	6,122

Interest expense	(16)	54	45	104
Interest income	(45)	--	(48)	(2)
Other (income) expense, net	(111)	22	(210)	241

Income before income taxes	2,394	2,735	4,131	5,779
Income tax expense	233	950	911	1,802

Net income	$2,161	$1,785	$3,220	$3,977

Income per common share:
Basic	$0.08	$0.06	$0.12	$0.14
Diluted	$0.08	$0.06	$0.11	$0.14

Dividends declared per common share	$0.0300	$0.0275	$0.0575	$0.0525

Weighted-average common shares outstanding:
Basic	27,502	26,856	27,439	26,858
Diluted	28,317	27,369	28,382	27,456

CRYOLIFE, INC. AND SUBSIDIARIES

Financial Highlights

(In thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
	(Unaudited)		(Unaudited)
Products:
BioGlue and BioFoam	15,389	13,542	30,629	29,006
PerClot	1,143	940	2,059	1,804
Revascularization technologies	2,084	2,293	3,768	4,484
HeRO Graft	1,705	1,420	3,320	2,697
Other Products	29	--	29	--
Total products	20,350	18,195	39,805	37,991

Preservation Services:
Cardiac tissue	$6,454	$6,818	$13,644	$13,463
Vascular tissue	7,886	8,499	16,972	17,531
Total preservation services	14,340	15,317	30,616	30,994

Other	--	8	--	71
Total revenues	$34,690	$33,520	$70,421	$69,056

Revenues:
U.S.	$26,351	$26,631	$53,783	$53,208
International	8,339	6,889	16,638	15,848
Total revenues	$34,690	$33,520	$70,421	$69,056

	June 30,	December 31,
	2014	2013
	(Unaudited)	(Audited)

Cash, cash equivalents, and restricted cash and securities	$36,843	$42,993
Total current assets	105,780	106,327
Total assets	173,818	174,683
Total current liabilities	19,133	20,722
Total liabilities	27,846	29,936
Shareholders’ equity	145,972	144,747